Filed Pursuant to Rule 424(b)(3)

Registration No. 333-192365

PROSPECTUS SUPPLEMENT NO. 7

To Prospectus dated April 21, 2014

7,243,850 Shares

THE ONE GROUP HOSPITALITY, INC.

Common Stock

This prospectus supplement no. 7 supplements the prospectus dated April 21, 2014, relating to the offering and resale by the selling stockholders identified in the prospectus of up to 7,243,850 shares of the common stock, par value $0.0001 per share, of The ONE Group Hospitality, Inc. (formerly Committed Capital Acquisition Corporation). These shares were privately issued to the selling stockholders on October 16, 2013 in connection with a private placement and reverse merger transaction described in the prospectus.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on December 15, 2014.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is quoted on the OTC Markets OTCQB tier, or OTCQB, under the symbol “STKS.” As of December 15, 2014, the last reported sale price for our common stock as reported on the OTCQB was $4.75 per share.

Investment in our common stock involves risks. See “Risk Factors” beginning on page 7 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 15, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2014

THE ONE GROUP HOSPITALITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52651	14-1961545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 W. 14th Street, 2nd Floor

New York, New York 10014

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (646) 624-2400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 12, 2014, The ONE Group Hospitality, Inc. (the “Company”) issued a press release announcing that it is revising its projected reopening timeline for STK Miami from the fourth quarter of 2014 to the first quarter of 2015 due to a flooding within the venue caused by a broken sprinkler head at the hotel. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Neither the filing of the press release as an exhibit to this Current Report nor the inclusion in the press release of a reference to our internet address shall, under any circumstances, be deemed to incorporate the information available at our internet address into this Current Report. The information available at our internet address is not part of this Current Report or any other report filed by us with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1 Press Release, dated December 12, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2014	THE ONE GROUP HOSPITALITY, INC.

	By:	/s/ Samuel Goldfinger
	Name:	Samuel Goldfinger
	Title:	Chief Financial Officer

Exhibit 99.1

December 12, 2014

STK Miami Delays Opening Due to Serious Flood

NEW YORK-- The ONE Group Hospitality, Inc. (“The ONE Group”) (OTCQB:STKS), today provided an update on an event that occurred on the afternoon of Wednesday December 10, 2014 at STK Miami. A hotel subcontractor working on an unrelated job above the restaurant mistakenly broke a sprinkler head resulting in a high-pressure flow of water that caused extensive damage and flooding within the venue.

As a result, The ONE Group is revising its projected reopening timeline for STK Miami from the fourth quarter 2014, to the first quarter of 2015. The full extent and cost of the damage is still being assessed, however repairs are already underway.

“We are very upset this incident occurred, particularly since our entire staff had been hired and trained for our opening later this month – In fact, we were at the final stage of putting cosmetic touches on the space before opening STK’s doors.” stated Jonathan Segal, CEO of The ONE Group. “Although this is a temporary setback, we remain very excited and proud of the venue’s design. STK Miami’s renovation perfectly captures the original STK’s vibe and we’re confident that our guests will love the space as well.”

The ONE Group will provide additional information as it becomes available.

About The ONE Group

The ONE Group is a global hospitality company that develops and operates upscale, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both nationally and internationally. The ONE Group’s primary restaurant brand is STK ®, a modern twist on the American steakhouse concept with locations in major metropolitan cities throughout the U.S. and in London. STK Rebel SM, a more accessibly priced STK ® with a broader menu, is an extension of the STK ® brand. The ONE Group’s food and beverage hospitality services business, ONE Hospitality SM, provides the development, management and operations for premier restaurants and turn-key food and beverage services within high-end hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com.

Cautionary Statement on Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements, including but not limited to, (1) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, our ability to open new restaurants and food and beverage locations in current and additional markets, grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain our key employees; (2) factors beyond our control that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (3) changes in applicable laws or regulations; (4) the possibility that The ONE Group may be adversely affected by other economic, business, and/or competitive factors; and (5) other risks and uncertainties indicated from time to time in our filings with the SEC, including our Annual Report on Form 10-K filed on April 1, 2014.

Investors are referred to the most recent reports filed with the SEC by The ONE Group Hospitality, Inc. Investors are cautioned not to place undue reliance upon any forward looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Media:

Sloane & Company

Dan Zacchei or Kate Traynor, 212-486-9500
or

Investors:

ICR

Don Duffy or Sheryl Freeman, 203-682-8200

Source: The ONE Group Hospitality, Inc.